PURCHASE AND SALE AGREEMENT

                             DATED MARCH 1st, 1997

                                    BETWEEN

                CORNERSTONE REALTY INCOME TRUST, INC., AS BUYER,

                                      AND

                   PACES ARBOR APARTMENTS LIMITED PARTNERSHIP
                                      AND
                  PACES FOREST APARTMENTS LIMITED PARTNERSHIP,
                                   AS SELLER



                               TABLE OF CONTENTS


1.  Description of Property . . . . . . . . . . . . . . . . . .  . 1
2.  Purchase Price and Manner of Payment . . . . . . . . . . . . . 2
3.  Binder Deposit and Escrow Agent's Rights and Duties. . . . . . 2
4.  Site Analysis Period . . . . . . . . . . . . . . . . . . . . . 3
5.  Survey and Title Insurance . . . . . . . . . . . . . . . . . . 7
6.  Seller's Closing Documents and Escrow  . . . . . . . . . . . . 8
7.  Buyer's Closing Documents . . . . . . . . . . . . . . . . . . 10
8.  Closing and Closing Date  . . . . . . . . . . . . . . . . . . 11
9.  Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . 11
10. Closing Costs and Expenses  . . . . . . . . . . . . . . . . . 12
11. Seller's Covenants  . . . . . . . . . . . . . . . . . . . . . 13
12. Seller's Representations  . . . . . . . . . . . . . . . . . . 15
13. Buyer's Representations and Warranties  . . . . . . . . . . . 18
14. Remedies on Default: Treatment of Binder Deposit. . . . . . . 19
15. Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . 20
16. Survival of Provisions  . . . . . . . . . . . . . . . . . . . 21
17. Assignment of Buyer's Interest  . . . . . . . . . . . . . . . 21
18. Closing Adjustments and Apportionments  . . . . . . . . . . . 21
19. Memorandum of Agreement . . . . . . . . . . . . . . . . . . . 23
20. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
21. Miscellaneous . . . . . . . . . . . . . . . . . . . .  .  . . 24


                                  i




STATE OF NORTH CAROLINA
                                           PURCHASE AND SALE AGREEMENT
COUNTY OF WAKE



	THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of March, 1997, by and between PACES ARBOR APARTMENTS LIMITED PARTNERSHIP, a North Carolina limited partnership and PACES FOREST APARTMENTS LIMITED PARTNERSHIP, a North Carolina limited partnership, hereinafter collectively referred to as the "Seller"; and CORNERSTONE REALTY
INCOME TRUST, INC., a      corporation, hereinafter referred to as the "Buyer."
(Seller and Buyer are sometimes hereinafter referred to collectively as the "Parties," and each of Seller and Buyer is sometimes hereinafter referred to as a "Party.")

                              W I T N E S S E T H:

	FOR AND IN CONSIDERATION OF the mutual agreements and undertakings herein set forth and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Property described in Paragraph 1 herein on the terms and conditions hereinafter set forth:

	1. Description of Property. The property which is subject to this Agreement (the "Property") consists of:

        a. approximately 10.33 acres of land known as "Paces Arbor Apartments" and 19.54 acres of land known as "Paces Forest Apartments," each in Wake County, Raleigh, North Carolina and more particularly described on Exhibit A and Exhibit A-1 attached hereto and incorporated herein by reference (collectively the "Land");

        b. all of Seller's right, title and interest to buildings (including 117 apartment units at Paces Forest Apartments and 1O1 apartment units at Paces Arbor Apartments), the parking lots, driveways, curb, gutter, sidewalks, pavement and all other improvements located on the Land (collectively, the "Improvements");

        c. all easements, if any, benefitting the Land;

        d. all rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights of way;

        e. all of Seller's right, title and interest in and to all fixtures, equipment, apparatus, machinery, appliances, furnishings, books and records (or copies thereof) wherever located (including computer stored data, programs, etc., not including software), and other tangible personal property owned by Seller and used in connection with the operation and ownership of the Improvements, and all leasehold improvements located thereon(collectively, the "Personal Property"), such Personal Property to include without limitation, the personal property described on the schedule to be delivered to Buyer pursuant to Paragraph 4(a)(v); and

        f. All of Seller's right, title and interest in and to all intangible property now or hereafter owned or held by Seller between the date of this Agreement and the "Closing Date" (as hereinafter defined) and used solely in connection with the Land, the Leases (as defined in Paragraph 6(b)), the Improvements, or the Personal Property, including, but not limited to, all assignable guarantees and warranties (including guarantees and warranties pertaining to the Improvements); all assignable licenses and other governmental permits and permissions relating to the Land, the Improvements, and the operation thereof; all assignable contracts and contract rights; and all trade names, trademarks, and logos used in connection with the ownership and operation of the Improvements, including, but not limited to, the names "Paces Arbor" and "Paces Forest" (collectively, the "Intangible Property"), provided Seller shall have no obligation to incur cost in connection with any such transfer or assignment, except as otherwise expressly permitted herein. Notwithstanding anything contained herein to the contrary, Seller shall be obligated to fulfill its prior obligations with respect to the Intangible Property which have accrued prior to Closing.

        2. Purchase Price and Manner of Payment. Subject to adjustment, if any, as hereinafter provided, the purchase price (the "Purchase Price") to be paid for the Property shall be Twelve Million and No/100 Dollars ($12,000,000.00). The Purchase Price shall be payable in United States currency by way of Federal wire transfer or other immediately available funds at Closing.

        3. Binder Deposit and Escrow Agent's Rights and Duties. Upon expiration of the Site Analysis Period (as herein defined), Buyer shall pay and deliver to The Title Company of North Carolina, Inc. (the "Escrow Agent") Two Hundred Thousand and No/100 Dollars ($200,000.00) in the form of cash or other immediately available funds to be held by Escrow Agent pursuant to this Agreement. The cash deposit shall serve as a binder deposit (the "Binder Deposit") to be held in trust for the mutual benefit of the parties, subject to the following terms and conditions:

        a. If Escrow Agent shall be unable to determine at any time to whom the Binder Deposit should be delivered or if a dispute should develop between Seller and Buyer concerning the disposition of the Binder Deposit, then in any such event, Escrow Agent shall deliver the Binder Deposit in accordance with the joint (or consistent) written instructions of Seller and Buyer. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Seller and Buyer, Escrow Agent shall have the right to deposit the Binder Deposit with a state court in Raleigh, North Carolina, having jurisdiction relative to such matter and to interplead Seller and Buyer in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Binder Deposit.

        b. If costs and expenses (including reasonable attorneys' fees) are incurred by Escrow Agent because of litigation or any dispute between Seller and Buyer arising out of the holding of the Binder Deposit, the non-prevailing party (i.e., either Seller or Buyer) shall reimburse Escrow Agent for such reasonable costs and expenses incurred. Seller and Buyer hereby agree and acknowledge that Escrow Agent assumes no liability in connection with the holding of the Binder Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Binder Deposit, Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent's counsel.

        c. Escrow Agent's address for purposes of mailing or delivering documents and notices hereunder is as follows:

                      The Title Company of North Carolina, Inc.
                      150 Fayetteville Street Mall, Suite 2710
                      Raleigh, North Carolina 27601
                      Attention: Alice Murdock
                      Telephone: 800-277-0081
                      Facsimile: 919-832-0877

        4. Site Analysis Period.

	a. Seller's Information. Within five (5) days after the Effective Date (as hereinafter defined), Seller agrees to make available to Buyer at the Property or at Seller's offices in Charlotte, North Carolina for copying at Buyer's expense, documents relating to the Property which Buyer may reasonably request, to the extent not delivered prior to the date of this Agreement, including without limitation:

            (i) utility bills, property tax assessments and tax bills and all correspondence pertaining to Property taxes with respect to the Property for the past three (3) calendar years;

           (ii) feasibility studies, market studies, appraisals and any such matters as may be material to an evaluation of the Property, if available;

          (iii) existing soil reports, engineering and architectural studies, grading plans, topographical maps and similar data relating to the Property, if available;

           (iv) all service and maintenance contracts and management agreements and other written agreements of any kind pertaining to the Property, and all amendments and modifications thereto, that Seller or its agents and affiliates have entered into in connection with the construction, development, maintenance, ownership, and operation of the Property and that might survive the Closing, together with a schedule listing such contracts.

            (v) a schedule listing all Personal Property;

           (vi) leases, including all modifications or amendments thereto, and any default notices sent to any tenant or, if no such default notices exist, a certification to that effect;

          (vii) a rent roll certified as true and correct by Seller dated no earlier than five (5) calendar days prior to the date of this Agreement, to be supplemented by a rent roll as Buyer may reasonably request from time to time, showing the name and address of each tenant, the unit type, the commencement and expiration dates of each lease and the rent, security, key, pet and cleaning deposits (collectively, the "Security Deposits"), market rent and offsets, if any;

        (viii) an existing Phase I environmental site assessment, if available, verifying that the Property is free of any toxic contamination, including radon, and that the Improvements are free of any asbestos, delivered during the Site Analysis Period;

         (ix) monthly and annual income and operating statements for the Property for the past thirty-six (36) months;

          (x) any existing title insurance policies and the most recent surveys of the Property;

         (xi) a list and complete copies of all licenses, permits, maps, certificates of occupancy, building inspection approvals, covenants, conditions and restrictions with respect to the Property, if available;

        (xii) to the extent in Seller's possession, copies of insurance loss runs for the immediately preceding five (5) years;

       (xiii) to the extent in Seller's possession, plans and specifica-tions and certificates of occupancy relating to the Property; and

        (xiv) to the extent in Seller's possession engineering reports, if any, relating to the Property.

      All copies of the documents referenced above are true, correct, and complete. In no event shall Seller's failure to provide the foregoing extend the Site Analysis Period (as hereinafter defined).

      b. Access. Seller shall provide Buyer, and Buyer's agents and representa-tives complete access to any portion of the Property for the purpose of making a physical inspection of the Property and copying any documents relating to the Property to determine whether the Property is suitable for Buyer's purposes. Such inspection may include, among other things, termite, engineering, environmental and feasibility studies. Buyer's rights hereunder to conduct said investigation shall, however, be subject to the following requirements and limitations: (i) any entry upon the Property by Buyer, Buyer's authorized agents and employees, as well as others authorized by Buyer, shall require reasonable advance notice to Seller of the date and time of the entry and the specific investigations to be conducted in connection with the entry, (ii) Seller shall be entitled to have one or more representatives present to observe the investigations on the Property, (iii) Buyer shall not be entitled to conduct any environmental investigations on the Property beyond a "Phase I" environmental site assessment (i.e. no sampling, drilling, etc.) without first obtaining Seller's prior written consent, not to be unreasonably withheld, subject to reasonable restrictions and (iv) said investigation shall not result in any damage to the Property or adverse change to the physical characteristics of the Property. Buyer hereby agrees to indemnify and hold harmless Seller against any loss, liability, damages, costs or expenses including reasonable attorneys' fees, incurred by Seller as a result of any property damage or personal injury resulting from the inspections conducted by Buyer under this Paragraph 4.b. Buyer acknowledges and agrees that any such inspection conducted by Buyer or Buyer's agents and representatives shall be solely at the risk of Buyer.

	c. Site Analysis Period. Buyer shall have the Site Analysis Period (as hereinafter defined) in which to ascertain whether the Property is acceptable to Buyer, including but not limited to the review of the leases, title issues, survey, contracts, taxes and financial information relative to the Property. The "Site Analysis Period" shall mean the period commencing on the Effective Date (as defined in Paragraph 21(a) herein) and expiring at 5:00 p.m. EST on March 24, 1997. If Buyer determines in Buyer's sole and absolute discretion that the Property is unacceptable, then Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller prior to the expiration of the Site Analysis Period, in which event Seller and Buyer shall pay their respective costs incurred as of the termination date in accordance with Paragraph 10 hereof and neither Party shall have any further rights or obligations hereunder except for the Indemnification Obligations (as herein defined).

	In the event Buyer fails to terminate this Agreement prior to the expiration of the Site Analysis Period, as same may be extended in writing by mutual agreement of Buyer and Seller, except in the case of a default by Seller hereunder (which shall be governed by the terms of Paragraph 14.b herein) and except in the event of a termination of this Agreement by either party pursuant to any specific termination rights set forth herein which requires the return of the Binder Deposit to Buyer, the Binder Deposit shall be paid over to the Escrow Agent in accordance with Paragraph 3 and shall be deemed for all purposes under this Agreement to be non-refundable to Buyer. Buyer agrees that it will forward to Seller copies of all reports and due diligence materials and information obtained by Buyer relative to the Property within a reasonable time after receipt of same. At Closing, the Binder Deposit shall be applied to the Purchase Price or, at the election of Buyer and provided substitute proceeds are delivered to Seller at Closing, returned to Buyer.

 	Seller agrees that all vacant apartment units at the Property shall be maintained in "rent ready" condition in a manner which is consistent with the past practices of Seller at the Property relative to vacated units. All apartment units vacant or vacated at least five days (5) prior to Closing shall be in a "rent ready" condition at Closing and shall contain, without limitation, the following: carpet, refrigerator, range, garbage disposal, heating, plumbing and electrical systems.

	5. Survey and Title Insurance. Buyer may cause an "as built" survey
(the "Survey") of the Property to be prepared by a professional licensed land surveyor (the "Surveyor") during the Site Analysis Period. A copy of the Survey shall be provided to Seller at the earliest practicable time after completion of same, but in any event, not later than the expiration of the Site Analysis Period. In addition, Buyer shall, at Buyer's sole cost and expense, (i) cause a national title insurance company selected by Buyer (the "Title Company") to issue to Buyer a current commitment (having an effective date not earlier than the Effective Date) for an ALTA policy of owner's title insurance (the "Title Commitment") setting forth the state of title to the Property and committing the Title Company to issue to Buyer an owner's policy of title insurance insuring Buyer's fee simple interest in the Property with such endorsements thereto as Buyer may require, and (ii) deliver to Seller a complete copy of the Title Commitment along with a legible copy of any recorded instruments (if any) that are disclosed in the Title Commitment.

	Buyer shall have until the expiration of the Site Analysis Period to give Seller written notice of Buyer's objection to the condition of title to the Property, as reflected by the Survey and the Title Commitment. The failure of Buyer to provide such notice to Seller prior to the expiration of the Site Analysis Period shall constitute a waiver of all of Buyer's rights under this Paragraph 5 as such rights relate to title matters of record or existing as of the effective date and time of the Title Commitment. Such matters not objected to shall be hereinafter referred to as the "Permitted Exceptions." Additionally, if Buyer gives written notice to Seller of title objections as permitted herein prior to the expiration of the Site Analysis Period, Seller shall have five (5) days from receipt of such written notice either (A) to have such objections satisfied and removed or to commit to Buyer in writing to cause such objections to be satisfied and removed at or prior to the Closing or (B) to give Buyer written notice of Seller's inability or refusal to satisfy the objections. If any such objection is not properly satisfied and removed within said five (5) day period or Seller does not commit to Buyer in writing within said five (5) day period to cause any such objection to be satisfied and removed at or prior to the Closing, Buyer, as its sole and exclusive remedy, may elect either (i) to terminate this Agreement or (ii) to accept and approve all such unsatisfied objections and to complete the purchase of the Property (in which case all such unsatisfied objections shall automatically become Permitted Exceptions under this Agreement), with the right to pay at Closing and deduct from the Purchase Price only the amount of liens of a definite, ascertainable amount, subject to Seller's right to require said amount to be escrowed under terms and conditions reasonably acceptable to Seller pending Seller's own contest of the validity or amount of such lien(s); provided, however, the escrow of said funds shall be structured so as to allow the Title Company to insure title to the Property without exception for said lien(s). Buyer shall notify Seller of its election pursuant to the immediately preceding sentence within five (5) days after the earlier to occur of the following two events: (1) the receipt by Buyer of Seller's written notice of Seller's inability or refusal to satisfy the objections (or any of them) or (2) the passage of the five (5) day period during which Seller is permitted to respond with regard to the objections. Subject to the conditions set forth herein, if Buyer elects to terminate this Agreement as provided in this Paragraph 5, the Binder Deposit shall be promptly returned by Escrow Agent to Buyer, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except for the indemnification obligations under Paragraph 4.b herein (the "Indemnification Obligations").

        6. Seller's Closing Documents and Escrow.

	At Closing Seller shall execute and deliver the following documents for each apartment complex comprising the Property:

	a. Deed. A special warranty deed (the "Deed") in the form attached hereto as Exhibit B, conveying to Buyer good, marketable and insurable title to the Property, without exception except as to the Permitted Exceptions and additional Permitted Exceptions (if any) created or established under this Agreement.

	b. Assignment of Leases. An assignment of the original leases (the "Lease Assignment") in the form attached hereto as Exhibit C assigning all of the Seller's right, title and interest as lessor under the leases, tenancies, occupancy agreements, rental agreements, options, licenses and concessions relating to the Property, and all guaranties of the foregoing (collectively, the "Leases"), all of which are (i) described on the Rent Roll, as hereinafter defined, or (ii) hereafter consented to by Buyer, together with all Security Deposits made by the tenants (the "Tenants") under the Leases.

	c. Rent Roll. A rent roll (the "Rent Roll"), certified as true and complete as of the Closing Date by Seller, showing unleased units and itemizing Leases and Security Deposits on a Tenant-by-Tenant basis for the Property. The Rent Roll as of the Effective Date is attached hereto as Exhibit D and Exhibit D-1.

	d. Bill of Sale. A bill of sale in the form attached hereto as Exhibit E, transferring and conveying to Buyer all of Seller's right, title and interest to the Personal Property.

	e. Assignment of Contracts. To the extent assignable and at no cost to Seller, an assignment (the "Contract Assignment") in the form attached hereto as Exhibit F, of all of Seller's right, title and interest as the owner of the Property under the service contracts and agreements, personal property leases and agreements (collectively, the "Contracts") which are described on Exhibit H attached hereto. Subject to Paragraph 6.h herein, Buyer agrees to assume all such Contracts at Closing; provided, however, Buyer may inform Seller not less than ten (10) business days prior to the Closing, which Contracts, if any, Buyer wishes Seller to terminate as of Closing, and Seller will do so provided such termination can occur without expense to Seller.

	f. Title Insurance Affidavit. Seller agrees to provide at Closing an executed Owner's Affidavit or other document required by the Title Company in issuing an owner's title insurance policy to Buyer without exception to the possible lien claims of mechanics, laborers and materialmen.

	g. FIRPTA Certificate/Withholding. A certificate in the form and substance attached hereto as Exhibit G ("FIRPTA Affidavit");

	h. Termination of Management and Seller Affiliated Contracts. Notwithstanding anything contained herein to the contrary, Seller agrees to deliver agreements signed by (i) the parties to any management agreement for the Property and (ii) the parties to all Contracts between the Seller or its predecessors in interest and parties affiliated with or controlled by Seller which terminate such agreements as of the Closing, without any liability or obligation on the part of the Buyer or the Property.

	i. Permits. Upon the request of Buyer, original or copies of Permits which Seller shall transfer to Buyer to the extent transferable without cost to Seller. Seller agrees to keep such Permits in full force and effect and to comply with all terms and conditions thereof prior to Closing.

	j. Closing Statement. A closing statement executed by Seller.


        k. Escrow Instructions. Signed escrow instructions, reasonably satisfactory to Escrow Agent, in form and substance acceptable to the parties and sufficient to carry out the Closing.

        l. Partnership Resolution. A partnership resolution evidencing the authority of Seller to consummate the sale of the Property, and the authority of the general partner to execute any and all documents necessary to consummate the transaction, together with a Certificate of Good Standing from the state of Seller's organization evidencing that Seller is duly organized, validly existing and in good standing in the state of Seller's organization.

	m. Letter to Tenants. An executed letter to be sent to each of the Tenants stating that the Property together with the Security Deposits (as herein defined) and other tenant deposits, if any, have been transferred to Buyer and directing the Tenants thereafter to pay all rent to Buyer or its designee.

	n. Non-Resident Seller Form. To the extent Seller is a foreign limited partnership, a NC-1099NRS to be filed with the North Carolina Department of Revenue.

	o. Termite Bonds. Any existing standard termite bonds for the Property in Seller's possession. Any additional termite bonds for the Property and any required corrective work may be requested by Buyer and shall be conducted at Buyer's sole cost and expense.

	p. Assignment. Assignments of all Seller's interest in the following:
(i) all assignable licenses and permits relating to the operation of the Property, (ii) the existing Property telephone number, and (iii) the business and trade name as herein set forth.

	q. Assignment of Warranties. Assignments of all warranties and guarantees to the extent in Seller's possession and still in effect. Seller agrees to provide Buyer with copies of all such warranties and guarantees, to the extent in Seller's possession, for all appliances, dishwashers, disposals, refrigerators, heating and air-conditioning units, washers and dryers.

	r. Transfer of Utilities. All appropriate documents, if any, for the transfer of the telephone, electric, water and sewer, and gas utilities, as may be required by the utility company, for execution at Closing.

	s. Representation Letter. A representation letter as reasonably required by auditors for a public company acquiring property of the same type and size as the Property. The form will be similar to that attached hereto as Exhibit I. This clause shall survive Closing for three (3) months.

	t. Other Documents. Such other documents as may be reasonably required to close the transaction contemplated by this Agreement.

        7. Buyer's Closing Documents.

 	At Closing Buyer shall execute and deliver to Seller the following documents to Escrow Agent for each apartment complex comprising the Property:


	a. Assignment of Leases. The Lease Assignment, acknowledging the assumption by Buyer of Seller's obligations under the Leases which accrue after the Closing Date.

	b. Assignment of Contracts. The Contract Assignment, acknowledging the assumption by Buyer of Seller's obligations under the Contracts which accrue after the Closing Date.

	c. Closing Statement. A closing statement executed by Buyer.

	d. Escrow Instructions. Signed escrow instructions, reasonably satisfactory to Escrow Agent, in form and substance acceptable to the parties and sufficient to carry out the Closing.

	e. Other Documents. Such other documents as may be reasonably required to close the transaction contemplated by this Agreement.

	8. Closing and Closing Date. The consummation of the sale and purchase of the Property hereunder (the "Closing") shall take place on March 27, 1997 unless otherwise extended in accordance with the terms herein. The Closing may occur on a prior date selected by Buyer upon at least three (3) days prior written notice to Seller, at a mutually convenient time and location in Raleigh, North Carolina. Exclusive possession of the Property shall be delivered to Buyer at Closing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

        9. Risk of Loss.

	a. Seller shall bear all risk of loss to the Property until the Closing Date. If, between the date of this Agreement and the Closing Date, all or any portion of the Property is damaged or destroyed by fire or other casualty and the cost to repair and restore the Property is more than $200,000.00, Buyer at its sole option, may elect to terminate this Agreement within ten (10) days after notice of such casualty without cost, obligation, or liability on Buyer's part, in which event all rights and obligations of the parties hereunder shall cease and the full Binder Deposit shall be returned to Buyer. If this Agreement is not terminated, Seller shall assign to Buyer all of Seller's right, title, and interest in and to any insurance proceeds (including any rental interruption proceeds) payable as a result of such damage or destruction and Buyer shall receive a credit to the Purchase Price equal to any deductibles applicable to such insurance proceeds. If Buyer fails to notify Seller of its election, such failure shall constitute an election to terminate this Agreement as aforesaid and Escrow Agent shall immediately return the Binder Deposit to Buyer and thereafter, neither party shall have any liability, or obligation to the other hereunder, except for the indemnities set forth in this Agreement, which shall survive termination hereunder. The Closing Date shall be adjusted, if necessary, to allow for such election.

	b. If, between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated that might result in the taking of any material part of the Improvements or the Land (other than the Leadmine Road condemnation, which for purposes of this Agreement shall not deemed "material"), Buyer, at its sole option, may elect to terminate this Agreement without cost, obligation, or liability on the part of Buyer, in which event all rights and obligations of the parties hereunder shall cease. If this Agreement is not terminated, Seller shall assign to Buyer all of Seller's right, title, and interest in and to any award pertaining to the Property made in connection with such condemnation or eminent domain proceedings.

        10. Closing Costs and Expenses.

        a. Expenses.

                i. Seller shall pay any and all fees or costs required to be paid by Seller to the holder of any loans encumbering the Property, in connection with the sale of the Property, including, but not limited to prepayment fees, lender's consent fees or lender's counsel fees, if any.

                ii. Buyer shall pay the costs and expenses of: (i) any environmental audit of the Property and any other investigations of the Property undertaken by Buyer, if Buyer elects to obtain an environmental audit or to undertake any other investigation of the Property, (ii) the Survey, (iii) the Commitment and Title Policy, and (iv) the cost of the per-page recording charges for filing the Deed and any mortgage taxes applicable to the Closing.

                iii. Each Party shall pay its own attorney's fees.

                 iv. Seller shall pay the cost and expense for preparing the
                     Deed and any documentary or transfer tax stamps to be affixed to the Deed.

                  v. Other than as specifically provided herein (i) Seller shall bear all costs and expenses that are normally and customarily borne by sellers of similar real estate in the locale where the Property is located; and (ii) Buyer shall bear all costs and expenses that are normally and customarily borne by buyers of similar real estate in the locale where the Property is located.

	11. Seller's Covenants. In addition to other covenants and agreements of Seller in this Agreement, Seller hereby covenants as follows:

         a. In the event Seller obtains written notice at any time prior to the Closing of any pending condemnation action affecting the Property (or any portion thereof), Seller shall promptly notify Buyer. Seller hereby discloses that it has received notice from the City of Raleigh attached hereto as Exhibit J (the "City Notice") relative to the potential widening of Leadmine Road which is adjacent to one of the apartment complexes constituting the Property.

        b. If Seller has actual notice thereof prior to the Closing, Seller shall advise Buyer promptly of any litigation, arbitration or administrative hearing concerning or affecting the use and development of the Property.

        c.   From the Effective Date until the Closing, Seller shall:

	        (i) pay in full, or prior to the Closing Date, all bills and invoices for labor, goods, materials, and services of any kind relating to the Property, and all utility charges subject to the prorations and adjustments made at Closing for any such items;

                (ii) promptly notify Buyer of any material adverse change in any physical condition with respect to the Property or of any event or circumstance of which Seller has actual knowledge (with no duty to investigate) which makes any representation or warranty of Seller under this Agreement materially untrue or misleading, or any material covenant of Seller under this Agreement incapable of being performed;

	        (iii) cause the Property to be staffed, operated, repaired, maintained (including the preparation of vacant apartment units for re-leasing) and managed in a manner consistent with the management of the Property during the 12-month period immediately proceeding the date of this Agreement;

	        (iv) maintain the Personal Property and all mechanical, electrical, heating, air conditioning, sewer, water and plumbing systems in their current condition, subject to customary usage and wear and tear in the normal course of Seller's business.

        d. Between the date of this Agreement and the Closing Date, Seller will not, without first obtaining the written consent of Buyer:

                (i) except in the ordinary course of business, make any lease or rental of the Property, or any portion thereof, or negotiate or enter into any other letter of intent, contract or option for the sale of the Property, or any portion thereof, or further voluntarily or consensually encumber title to the Property with any restriction, easement or other title encumbrance, except for a Permitted Exception;

                (ii) except in the ordinary course of business, sell, convey, or remove from the Property any Personal Property or Intangible Property, without replacing said Personal Property or Intangible Property with similar, like-kind property;

                (iii) cancel or permit cancellation of any hazard or liability insurance carried with respect to the Property or its operation unless substantially equivalent replacement insurance is obtained;

                (iv) unless such activity does not impose any obligation on Buyer, materially extend, renew, modify, or replace any of the Contracts without Buyer's prior consent, not to be unreasonably withheld;

                (v) convey an interest in any licenses, permits, plans and specifications, or any of the other Personal Property or Intangible Property;

        e. If Seller acquires knowledge of any fact(s) rendering any of the representations and warranties of Seller under this Agreement (including representations of Seller under Paragraph 12 herein) incorrect in any material respect at any time prior to Closing, Seller shall promptly notify Buyer in writing of such fact(s).

        f. Seller acknowledges that Buyer is a public entity and that it is required to furnish financial statements to the Securities and Exchange Commission in connection with this acquisition. Seller agrees to make the information available for Buyer to audit the last twelve (12) months of operation of the Property so that a report can be generated that is in compliance with Accounting Regulation S-X of the Securities and Exchange Commission.

	12. Seller's Representations. Seller hereby makes the following representations to Buyer:

        a. Seller is not a party to any other contract, agreement, or commitment to sell, to convey, to assign, to transfer, or otherwise to dispose of any portion or portions of the Property other than this Agreement.

        b. Seller has full right, power and authority and has taken all requisite action to enter into this Agreement and to sell and convey the Property to Buyer as provided in this Agreement and to carry out its obligation as set forth hereunder.

        c. Seller is now, and at the Closing will be, a limited partnership duly organized and validly existing under the laws of the state of its formation and is and will be duly licensed and qualified to do business in the state in which the Property is located.

        d. Seller has made available to Buyer true, correct and complete copies of all Leases and other agreements with tenants of the Property, including all amendments thereto and modifications thereof. To the best of Seller's actual knowledge, Seller is not in material default of any of its obligations under the Leases.

        e. Seller has or will furnish Buyer with true, correct and complete copies of all Contracts, none of which, to the best of Seller's knowledge, are in default.

        f. Except for the City Notice, there is no actual litigation pending or, to the best of Seller's knowledge without independent investigation and except as may be disclosed by documents made available to Buyer for review during the Site Analysis Period or otherwise disclosed to or discovered by Buyer through its due diligence, threatened which Seller has actual notice against Seller or the Property that relates to or, if decided adversely, could have a material adverse effect upon, the Property (including condemnation or similar proceeding).

        g. To the best of Seller's knowledge, there are no other existing actions, suits, proceedings, judgments, orders, decrees, defaults, delinquencies or deficiencies pending, outstanding or, to the best of Seller's knowledge, threatened of which Seller has actual notice against the Property or against Seller or relating to its business properties or assets that could affect Seller's ability to carry out its obligations under this Agreement and the documents to be executed in connection therewith; and to the best of Seller's knowledge there are no facts that might reasonably give rise to such actions, claims, or proceedings.

        h. All Personal Property is located on or at the Property.

        i. The financial statements with respect to the Property supplied to Buyer in connection with this Agreement, as of their respective dates, are to the best of Seller's knowledge, materially true, complete and accurate.

        j. To the best of Seller's actual knowledge without independent investigation and except as may be disclosed by documents made available to Buyer for review during the Site Analysis Period or otherwise disclosed to or discovered by Buyer through its due diligence, there are not presently pending, and Seller has received no notice of, any special assessments of any nature with respect to the Property or any part thereof (other than currently outstanding assessments totalling approximately $7,917.00 for paving, sewer and sidewalk improvements which have been disclosed to Buyer (the "Known Assessments")), nor has Seller received any notice of any special assessments being contemplated that would increase the real estate taxes on the Property.

        k. All required federal, state, county, and municipal tax returns with respect to Seller and the Property have been filed, and all taxes due thereunder have been or will be paid prior to Closing.

        l. To the best of Seller's actual knowledge, Seller has not placed or stored on the Property any hazardous or toxic chemical, material, substance or waste that may be prohibited, limited or regulated by any federal, state or local authority, and Seller has not knowingly permitted any other person or entity to place or store same on the Property in violation of applicable environmental laws. To the best of Seller's actual knowledge without independent investigation and except as otherwise disclosed by environmental reports of the Property (copies of which have been provided to Buyer), the Property contains no hazardous or toxic materials except for ordinary cleaning and sanitizing materials which have been used, stored and disposed of in material compliance with applicable laws.

        m. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceeding are pending or, to the best of Seller's knowledge, threatened against Seller, or the Property, and no such proceedings are contemplated by Seller.

        n. Any property management contract affecting the Property will be terminated as of the Closing Date.

        o. To the best of Seller's actual knowledge without independent investigation, there are no material actions, suits, claims and other legal or administrative proceedings affecting the Property nor has Seller received actual notice of any threatened actions, suits, claims or other legal or administrative proceedings affecting the Property.

        p. Seller is not a "foreign person," as that term is used in Section 1445 of the Internal Revenue Code of 1986, as amended.

        q. No consent or approval of any third party (including without limitation, any Government) is or was required to execute and deliver this Agreement or consummate this transaction.

        r. Upon the signing and delivery of this Agreement, it will be legally binding upon Buyer in accordance with all of its provisions, except as may be limited by bankruptcy, moratorium, insolvency or other laws generally affecting creditors' rights.

        s. Seller has no actual knowledge that any portion of the Property or the operation of the Property is in violation or may violate any governmental statute, regulation, ordinance or building code or of any private restriction, that any government authority requires any work to be done on or effecting the Property or that any governmental authority has expressed an intent to condemn or to make special improvements for the benefit of the Property or any part thereof.

        t. Seller covenants and agrees that between the date hereof and the date of Closing, Seller shall continue to maintain, operate and manage the Property in a manner consistent with its prior practices, making every reasonable effort to do nothing which might damage the reputation of the Property or the relationships with the Tenants. Seller shall not permit the modification, extension or cancellation of any tenant lease other than in the ordinary course of Seller's business or in accordance with the terms of such lease, or any dealing with any tenant other than in the ordinary course of managing the Property, without the prior written consent of Buyer. If any Lease is expired before thirty (30) days after the date of Closing, Seller shall, up to the date of Closing and without cost to Buyer, continue its normal course of operation with respect to causing tenants to be obtained for apartments which are unrented.

	All representations of Seller contained in this Agreement or any document or exhibit required to be executed by Seller pursuant hereto shall be true at the Closing as though such representations were made at such time. If any such representation is not true when made and at the Closing (except to the extent any such representation, although true as of the Effective Date, is no longer true at the Closing as a result of a matter, event or circumstance beyond Seller's reasonable control), Buyer may consider same as an event of default hereunder and may pursue such remedies as set forth in Paragraph 14 herein. If any representation of Seller herein, although true as of the Effective Date, is no longer true at the Closing as a result of a matter, event or circumstance beyond Seller's reasonable control, Buyer may not consider same as an event of default hereunder; but rather, in such case, Buyer may, at Buyer's option and as Buyer's sole and exclusive remedy, terminate this Agreement and have the Binder Deposit refunded by Escrow Agent, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except for the Indemnification Obligations. Further, if Seller acquires knowledge of any fact(s) rendering any of the foregoing representations and warranties false at any time prior to Closing, Seller shall promptly notify Buyer in writing of such fact(s).

	13. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

        a. Buyer is a corporation duly organized and validly existing pursuant to the law of the jurisdiction of its incorporation.

        b. Buyer is authorized and empowered to enter into this Agreement and perform all of its obligations under this Agreement.

        c. No consent or approval of any third party (including without limitation, any Government) is or was required to execute and deliver this Agreement or consummate this transaction.

        d. Upon the signing and delivery of this Agreement, it will be legally binding upon Buyer in accordance with all of its provisions, except as may be limited by bankruptcy, moratorium, insolvency or other laws generally affecting creditors' rights.

        e. The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

        f. Buyer has not committed any act or permitted any action to be taken which would materially adversely affect its ability to perform all of its obligations under this Agreement.

       g. The execution and delivery of this Agreement by Buyer and Buyer's performance of its obligations under this Agreement shall not conflict with any Law or any contract or other agreement to which Buyer is a party or otherwise bound.

      14. Remedies on Default; Treatment of Binder Deposit.

       a. Buyer's Default. In the event that the terms and conditions of this Agreement have been satisfied and Buyer refuses or is unable to settle on this Agreement within the time limits herein set forth, Seller, as Seller's sole and exclusive remedy, shall be entitled to declare this Agreement canceled, and the Binder Deposit shall be paid over to Seller as full liquidated damages. The amount identified in this Paragraph 14.a as liquidated damages has been agreed upon by Seller and Buyer after due deliberation and discussion, and the same constitutes good faith estimates of the damages of the Seller, the Seller's actual damages being difficult, if not impossible, to ascertain. Upon the delivery of the Binder Deposit to Seller, the Parties shall have no further rights, obligations or liabilities with respect to each other hereunder.

       b. Seller's Default. In the event that Seller is unable to convey title to the Property or to deliver or comply with any other item herein required of Seller at Closing or to otherwise perform pursuant to the terms of this Agreement, Buyer shall have the right and option, as Buyer's sole and exclusive remedy, to either (i) immediately terminate this Agreement upon written notice to Seller and receive back the full amount of the Binder Deposit, or (ii) demand and compel by legal proceedings, using diligent and good faith efforts, the remedy of specific performance, including, without limitation, the immediate conveyance of the Property by Seller; provided, however, that

                    (i) Buyer has furnished ten (10) days prior written notice to Seller of its intent and election to seek specific enforcement of this Agreement;

                   (ii) Buyer is not in material default under this Agreement;
                        and

                  (iii) any such suit for specific performance must be filed within sixty (60) days after the scheduled Closing Date or any extensions thereto which have been agreed upon by Buyer and Seller.

                   (iv) Notwithstanding anything to the contrary contained
                        herein, if Buyer seeks specific performance under this Agreement, Buyer agrees to accept the Property in accordance with the provisions of this Agreement.

                        In the event Buyer elects to pursue specific performance upon Seller's default, Seller agrees to reimburse Buyer for all reasonable costs incurred by Buyer in obtaining specific performance, including without limitation, reasonable attorneys' fees.

       c. Notice and Cure. Notwithstanding anything contained herein to the contrary, each party shall be entitled to written notice of default from the other once prior to Closing and four (4) days within which to cure such default, but in no event shall Closing be delayed by either Buyer or Seller beyond 11:00 a.m. EST on March 31, 1997.

	15. Brokerage. Other than Dickinson, Logan, Todd & Barber, Inc. and BNP Management, Inc. (collectively, the "Broker"), Seller and Buyer represent and warrant each to the other that they have not dealt with any broker in connection with this transaction. Except for the Broker, whose compensation shall be the exclusive obligation of Seller, each Party agrees to indemnify and save the other harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys' fees, for brokerage commissions resulting from or arising out of its actions in connection with the purchase and sale contemplated hereby.

 	16. Survival of Provisions. All covenants, representations, warranties, obligations and agreements set forth in this Agreement shall survive the Closing for a period of three (3) months.

	17. Assignment of Buyer's Interest. Seller and Buyer understand and agree that this Agreement is personal to Buyer and that Buyer may not, without Seller's prior written consent (which consent Seller may withhold or deny in Seller's sole discretion), assign Buyer's right, title and interest in and to this Agreement at any time to any party.

	18. Closing Adjustments and Apportionments. All of the items of income and expense mentioned in this Paragraph 18 shall be apportioned or adjusted between Seller and Buyer. All apportionments and adjustments shall be made as of 12 a.m. on the Closing Date, except those items which are not susceptible of determination on the Closing Date on which this Paragraph 18 expressly provides are to be determined on a subsequent date, which shall be apportioned or adjusted after Closing, but computed as of 12 a.m. on the Closing Date. To the extent that the apportionments and adjustments at the Closing are not based upon final figures or there are any errors or omissions in the calculation or determination thereof, promptly after notice (and no later than thirty (30) days after notice) of such final figures or errors or omissions, the Parties shall readjust or reapportion and make the payment required as a result thereof.

	a. Rents. There shall be an adjustment to the funds Buyer is obligated to deliver at Closing, based on a proration as of 12:00 a.m. of the Closing Date on a per diem basis for rents ("Rents") which have been collected by Seller under Leases, and without limitation, other payments payable by tenants, licensees, concessionaires, and other persons using or occupying the Property or any part thereof, for or in connection with such use or occupancy not including, however, any security deposits held by Seller pursuant to the Leases; provided, however, any installments of assessments for sewer, sidewalk or paving improvements on the Property payable after Closing shall be the exclusive responsibility of Buyer. Any of the Rents applicable to any period of time on or prior to the Closing Date which are due and payable by the Tenants, but which have not been collected by the Seller on or prior to the Closing Date, and which are paid after the Closing Date (the "Arrears") shall be first applied to the current month's rent due, then to delinquent rents for any period occurring from and after the Closing Date, and then paid to Seller, and if the Arrears are received by Buyer, Buyer shall pay the Arrears to Seller after collection by Buyer in accordance with the above described distribution plan. Notwithstanding anything contained herein to the contrary, Seller shall retain the right to independently pursue the collection of any Arrears; provided, however, Buyer shall not be obligated to evict or otherwise pursue summary proceedings against any such tenant or join in any of the Seller's collection proceedings.

	b. Utilities. To the extent not payable by Tenants, the actual or estimated charges for utilities accrued and payable by Seller, provided Buyer is required by law or elects to assume Seller's account. Deposits for utilities (the "Utility Deposits"), plus any interest on the Utility Deposits to which Seller is or will be entitled, held by the provider of the utilities and which are freely transferable to Buyer, shall at the election of the Buyer, be assigned by Seller to Buyer and Buyer shall pay Seller the full amount thereof at Closing, in addition to the Purchase Price. Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Buyer and Buyer will cooperate with Seller in obtaining any refund. With respect to water, sewer, electric and gas charges, Seller shall make reasonable efforts to obtain a reading of the meter or other consumption measuring device as of the Closing Date. If the Seller is unable to obtain such a reading Seller shall furnish a reading as of a date not more than ten (10) days prior to the Closing Date and the unknown charges shall be apportioned on the basis of an estimate computed by utilizing such reading and the most recent bill from the utility provider.

	c. Contracts. Prepaid charges, payments and accrued charges under the Contracts.

	d. Taxes. Ad valorem taxes on the basis of the most recent available tax bill shall be apportioned at Closing, provided, however, in the event that the tax bill for the tax year in which the Closing Date occurs is not available at Closing and the Parties prorate on the basis of the prior tax year's bill, Taxes shall be reprorated after Closing between the Parties outside of escrow when the bill for the tax year in which the Closing Date occurs is available. The Party who is determined to owe any additional amount as a result of such reproration shall promptly pay such amount to the other Party. Buyer shall receive at Closing a credit to the Purchase Price in the amount of $7,197.00 which represents the currently outstanding Known Assessments.

	e. Permits. Permit or license fees to the extent transferred and government inspection fees, if any.

	f. Security Deposits. Buyer shall receive a credit against the funds due at Closing, in an amount equal to the sum of the Security Deposits and interest thereon, if payable to tenants under state or local law, if any, which Seller is holding pursuant to the Leases as reflected on the Rent Roll.

	g. Customary Items. Any other items of income and expense not specifically mentioned in this Paragraph 18 which are customarily apportioned in real property transactions of the character contemplated by this Agreement.

	19. Memorandum of Agreement. Neither party shall be entitled to record this Agreement or any memorandum thereof in any land record office where land records (e.g., conveyance and encumbrance instruments) relating to the Property are customarily recorded.

	20. Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States registered mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.q., Federal Express, Airborne, etc.) or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the fifth (5th) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided herein in this Paragraph 20 or by regular United States mail). However, the time period within which a response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice, request, or other communication by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving at least five (5) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

              Seller:  Paces Arbor Apartments Limited Partnership
                       Paces Forest Apartments Limited Partnership
                       c/o Boddie Investment Company
                       P. O. Box 1908
                       Rocky Mount, N.C. 27802-1908
                       Attention: Douglas E. Anderson

              Telephone: (919) 937-2000
              Facsimile: (919) 937-2978


              With a copy to:     Kennedy Covington Lobdell & Hickman,
                                  L.L.P.
                                  100 North Tryon Street, Suite 4200
                                  Charlotte,North Carolina 28202-4006
                                  (704) 331-7400

                             Attention: E. Allen Prichard, Esq.

                             Telephone: (704) 331-7497
      	                     Facsimile: (704) 331-7598

Buyer:  Cornerstone Realty Group, Inc.
        306 E. Main Street
        Richmond, Virginia 23219
        Attention: Mr. Gus Remppies

        Telephone:  (804) 782-9302
        Facsimile:  (804) ----------

    With a copy to:  Harry S. Taubenfeld, Esq.
                     Zuckerbrod & Taubenfeld
                     575 Chestnut Street
                     Post Office Box 488
                     Cedarhurst, New York 11516

                  Telephone:  (516) 374-3490
                  Facsimile:  (516) ------------

                       Ted Oliver, Esq.
                       Manning, Fulton & Skinner
                       500 UCB Plaza
                       3605 Glenwood Avenue
                       Raleigh, North Carolina 27612

                  Telephone:  (919) --------------
                  Facsimile:  (919) 781-0811

21. Miscellaneous.

a. The term "Effective Date," as used in this Agreement, shall be deemed to refer to the date a fully executed original of this Agreement is delivered to each party hereto as mutually agreed upon by Buyer and Seller, or an agent thereof, and the Effective Date shall be inserted as the date of this Agreement in the introductory paragraph of this Agreement.

b. Buyer and Seller acknowledge and agree that except as otherwise provided herein, the Property is being conveyed in its "AS-IS" condition.


c. This Agreement constitutes the entire agreement between the parties hereto with respect to the transaction contemplated herein; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein. This Agreement may not be changed orally, but only by an agreement in writing signed by both Buyer and Seller; and no waiver of any of the provisions in this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

d. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs and permitted successors and assigns, as may be applicable.

e. Except as otherwise expressly set forth herein, TIME IS OF THE ESSENCE. In addition, if the final day of any period of time set out in any provision of this Agreement, including, without limitation, the date of Closing and the Investigation Period, falls on a Saturday, Sunday or Federal holiday then in such case, such period shall be deemed extended to the next day which is not a Saturday, Sunday or Federal holiday.

f. No presumption shall be created in favor of or against Seller or Buyer with respect to the interpretation of any term or provision of this Agreement due to the fact that this Agreement was prepared by or on behalf of one of said parties.

g. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

h. The captions used in connection with the paragraphs of this Agreement are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Agreement or be used in interpreting the terms and provisions of this Agreement.

i. Whenever any statement, representation or warranty is made in this Agreement "to the best of Seller's knowledge" is limited "to the knowledge of Seller" or is similarly limited, such statement, representation or warranty shall be deemed made hereunder based solely upon the actual knowledge, information and belief of Douglas E. Anderson, Vice President of Boddie Investment Company, corporate general partner of Seller, without independent investigation or any duty (actual or constructive) to investigate any set of facts or to be aware of any legal or other requirements. Furthermore, in no event shall the knowledge of any non-employee agents of Seller or any affiliated company be attributed to Seller relative to any statement, representation or warranty made by Seller in this Agreement.

j. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the Parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the Parties to the other.

k. When anything is described or referred to in this Agreement in general terms and one or more examples or components of what has been described or referred to generally is associated with that description (whether or not following the word "including"), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reference in any way.

l. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

m. This Agreement is intended to be performed in the State in which the Property is located and shall be construed and enforced in accordance with the laws of said State.

n. Each Party hereto represents and warrants to the other party that the execution of this Agreement and any other documents required or necessary to be executed pursuant to the provisions hereof are valid, binding obligations and are enforceable in accordance with their terms.

o. The exhibits set forth below and attached to this Agreement are hereby incorporated by reference in their entirety with the same force and effect as if they were set forth at length in this Agreement.

                      Exhibit A - Legal Description
                      Exhibit B - Deed
                      Exhibit C - Lease Assignment
                      Exhibit D - Rent Roll
                      Exhibit E - Bill of Sale
                      Exhibit F - Contract Assignment
                      Exhibit G - FIRPTA Affidavit
                      Exhibit H - Contracts
                      Exhibit I - Representation Letter
                      Exhibit J - City Notice

p. The Parties shall at any time, and from time to time on and after the Closing Date, upon the request of the other Party, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

q. Buyer shall not contact any of Seller's non-management employees or any Tenants until this Agreement has been fully executed by both Buyer and Seller, and such contact shall be subject to the following limitations: (i) Buyer shall not disclose the terms of this Agreement or discuss the contents of any materials pertaining to the Property with any party other than Buyer's officers, directors, employees, agents, advisors, consultants, investors, attorneys and representatives of Buyer's lender, each of whom agrees to maintain the confidentiality thereof, and (ii) no public announcement of this Agreement or the closing thereof shall be made prior to the Closing Date.


	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by persons duly empowered to bind the parties to perform their respective obligations hereunder the day and year first above written.

                                      "BUYER"


                                      CORNERSTONE REALTY GROUP, INC.
                                                                  [SEAL]

                                            /s/ Stanley J. Olander, Jr.
                                      By:-------------------------------

                                      Its: S.V. President

                                      "SELLER"

                                      PACES ARBOR APARTMENTS LIMITED
                                      PARTNERSHIP                 [SEAL]

                                      By: Residential Equity Portfolio
                                          Limited Partnership, General
                                          Partner              [SEAL]

                                      By: Boddie Investment Company,
                                          Corporate General Partner

                                             /s/ Douglas E. Anderson
                                      By: -------------------------------
                                                  Vice President

                                      PACES FOREST APARTMENTS LIMITED
                                      PARTNERSHIP                 [SEAL]

                                      By: Residential Equity Portfolio
                                      Limited Partnership, General
                                      Partner                     [SEAL]

                                      By: Boddie Investment Company,
                                          Corporate General Partner

                                             /s/ Douglas E. Anderson
                                      By:--------------------------------
                                                 Vice President